As filed with the Securities and Exchange Commission on April 30, 2009.
Registration No. 333- 158924

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ROYAL STYLE DESIGN, INC.
(Exact name of Registrant as specified in its charter)

Florida	1700	74-3184267
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2561 Forsythe Road, Unit D
Orlando, FL 32807
(407) 758-6801
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Nikolay Lobachev
Chief Executive Officer
Royal Style Design, Inc.
2561 Forsythe Road, Unit D
Orlando, FL 32807
(407) 758-6801
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Michael Paige
Jackson & Campbell, P.C.
1120 20th Street, NW, South Tower
Washington, DC 20036
(202) 457-1600

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by checkmark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS
SUBJECT TO COMPLETION, DATED JUNE 2 , 2009

PROSPECTUS
Royal Style Design, Inc.

2,000,000 Shares of Common Stock

        This prospectus relates to the resale of up to 2,000,000 shares of our common stock by the selling shareholders named in this prospectus. The named selling shareholders may offer shares through public or private transactions, at the price of $0.05 which is a fixed price at which the selling shareholders may sell their shares until our common stock is quoted on the OTC Bulletin Board, at which time the shares may be sold at prevailing market prices or at privately negotiated prices directly or through agents or broker-dealers acting as principal or agent, or in a distribution by underwriters. We will not receive any proceeds from the sales of these shares by the named selling shareholders. We have agreed to pay all costs relating to the registration of the securities. Any commissions or other fees payable to broker-dealers or otherwise in connection with any sale of the securities will be paid by the named selling shareholders or other party selling the securities. If the named selling shareholders use agents, underwriters or dealers to sell the offered securities, we will name them and describe their compensation in a supplement to this prospectus.

Currently, there is no public market for our common stock in the United States, and no assurances can be given that a public market will develop or, if developed, that it will be sustained. Application will be made for our common stock to be traded on the OTC Bulletin Board. However, there can be no assurance that our shares will be accepted for trading on the OTC Bulletin Board or at what price our shares would trade.

THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE "RISK FACTORS" COMMENCING ON PAGE 7 WHEN DETERMINING WHETHER TO PURCHASE ANY OF THE SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. The information contained in this prospectus is complete and accurate only as of the date of this prospectus, regardless of when this prospectus is delivered or when any sale of our common stock occurs.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	5
THE OFFERING	6
SUMMARY FINANCIAL DATA	7
RISK FACTORS	7
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	11
BUSINESS	11
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	14
MANAGEMENT	18
EXECUTIVE COMPENSATION	19
PRINCIPAL STOCKHOLDERS	21
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	22
MARKET PRICE OF COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	22
SELLING SHAREHOLDERS	22
PLAN OF DISTRIBUTION	26
DESCRIPTION OF SECURITIES	27
SHARES ELIGIBLE FOR FUTURE SALE	28
LEGAL MATTERS	29
EXPERTS	29
WHERE YOU CAN FIND MORE INFORMATION	29
INDEX TO FINANCIAL STATEMENTS	F-1

PROSPECTUS SUMMARY

        This summary highlights certain information found in greater detail elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. We urge you to read this entire prospectus carefully, including the risks of investing in our common stock  discussed under "Risk Factors" and the financial statements and other information that are included in this prospectus, before making an investment decision. In addition, this prospectus summarizes other documents which we urge you to read.

Our Company

             Royal Style Design, Inc. (the “Company”, “we”, “us” or “Royal Style Design”) was incorporated in the State of Florida on July 7, 2006.  We specialize in customized surface installation solutions for floors, walls and other parts of the home using wood, glass, stone and ceramic tile in custom designed homes throughout central Florida.

Our executive offices are located at 2561 Forsythe Road, Unit D, Orlando, FL 32807.

Our Business

We are a custom tile and stone installation company that specializes in ceramic, porcelain, marble, pavers and natural stone installation in existing structures for ceilings, bathrooms, walls, floors, kitchen counters, stairways, outside terraces and pool moldings.

 Risk Factors

        An investment in our common stock involves a high degree of risk. For a discussion of some of the risks you should consider before purchasing our common stock, you are urged to carefully review and consider the section entitled "Risk Factors" beginning on page 7 of this prospectus. These risks relate to various aspects of our business, and the other risks set forth under "Risk Factors".

THE OFFERING

We have agreed to register 2,000,000 shares of our common stock owned by the selling shareholders named in this prospectus for resale pursuant to this prospectus. The named selling shareholders may offer shares of our common stock through public or private transactions, at the price of $0.05 which is a fixed price at which the selling shareholders may sell their shares until our common stock is quoted on the OTC Bulletin Board, at which time the shares may be sold at prevailing market prices or at privately negotiated prices. The selling shareholders named in this prospectus may sell the shares directly or through agents or broker-dealers acting as principal or agent.

Shares of Our Common Stock Subject to this Prospectus
2,000,000 shares

Risk Factors

Investing in our common stock involves a high degree of risk. Please review the discussion of risk factors with respect to an investment in our common stock set forth in “Risk Factors” beginning on page 7.

Use of Proceeds
The proceeds of this offering will go solely to the selling shareholders. We will not receive any of the proceeds from this offering.

Where you can find more information:
If you have any questions relating to this prospectus, you should contact: Nikolay Lobachev Chief Executive Officer Royal Style Design, Inc. 2561 Forsythe Road, Unit D Orlando, FL 32807

Phone: (407) 758-6801

Currently, there is no public market for our common stock in the United States and no assurances can be given that a public market will develop or, if developed, that it will be sustained. Application will made for our common stock to be traded on the OTC Bulletin Board. However, there can be no assurance that our shares will be accepted for trading on the OTC Bulletin Board or at what price our shares would trade.

SUMMARY FINANCIAL DATA

The following table summarizes certain data derived from our audited financial statements as of and for the years ended December 31, 2008 and December 31, 2007, and from our unaudited financial statements for the three month periods ended March 31, 2009 and 2008. The summary financial data should be read in conjunction with the financial statements and the notes thereto included elsewhere in this prospectus. You should read the following financial information together with the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the notes to those financial statements, appearing elsewhere in this prospectus. Historical results are not necessarily indicative of the results to be expected in future periods.

	Year Ended December 31,		Three Months Ended March 31,
	2008	2007	2009	2008
Statement of operations data:
Net Sales	$432,839	$577,085	$102,178	$47,212
Net Earnings (Loss)	($42,017)	($2,920)	($30,125)	($4,091)

Balance sheet data:
Total assets	$127,944	$109,900	$114,703
Current Liabilities	$64,082	$42,161	$83,202
Long-term obligations	$47,674	$69,534	$45,438

RISK FACTORS

This Offering involves a high degree of risk.  You should carefully consider the risks described below before you decide to purchase the shares of common stock offered hereby.

Risks Related To Our Business

Our business is subject to numerous risk factors, including the following:

WE HAVE A LIMITED OPERATING HISTORY THAT YOU CAN USE TO EVALUATE US, AND THE LIKELIHOOD OF OUR SUCCESS MUST BE CONSIDERED IN LIGHT OF THE PROBLEMS, EXPENSES, DIFFICULTIES, COMPLICATIONS AND DELAYS FREQUENTLY ENCOUNTERED BY A SMALL COMPANY.

We were incorporated in Florida on July 7, 2006.  We have a limited amount of assets or financial resources. The likelihood of our success must be considered in light of the expenses and difficulties in marketing our services to our clients. Since we have a limited operating history of marketing our services to the public, we may not be able to continue to operate profitably or to grow our business.

OUR LABOR COSTS MAY INCREASE WITH A POTENTIAL SHORTAGE OF QUALIFIED PERSONNEL.

Labor costs accounted for approximately 64% of the operating expenses in the year ended December 31, 2007 and 53% in 2008. We compete with other construction companies to attract and retain qualified or skilled personnel. We also compete with various industries for lower-wage employees.  If a shortage of construction workers occurred in the region in which we operate, it could adversely affect our ability to attract and retain qualified personnel and could further increase our operating costs.

THE NATURE OF OUR CONSTRUCTION BUSINESS EXPOSES US TO POTENTIAL LIABILITY CLAIMS AND CONTRACT DISPUTES WHICH MAY REDUCE OUR PROFITS.

Although we have not been party to any legal claims against us, we may in future be named as a defendant in legal proceedings where parties may make a claim for damages or other remedies with respect to our projects or other matters. If it is determined that we have liability, we may not be covered by insurance or, if covered, the dollar amount of these liabilities may exceed our policy limits. Any liability not covered by our insurance, in excess of our insurance limits or, if covered by insurance but subject to a high deductible, could result in a significant loss for us, which claims may reduce our profits and cash available for operations.

LOSS OF ANY ONE OF OUR LARGER CUSTOMERS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

Our five largest customers accounted for approximately 65% of our revenues in 2007 and 72% in 2008. Loss of one of these larger customers could materially adversely affect our business and results of operations.

WE ARE VULNERABLE TO THE CYCLICAL NATURE OF THE CONSTRUCTION BUSINESS.

The housing market in Florida, in many areas, is exhibiting declines in prices and the volume of home sales. This decline in the Florida real estate market may adversely affect the demand for our services. As a result of real estate market conditions, our operating results may vary, depending upon the demand for future projects in the housing markets we serve.

INTENSE COMPETITION IN THE ENGINEERING AND CONSTRUCTION INDUSTRY COULD REDUCE OUR MARKET SHARE AND PROFITS.

We serve markets that are highly competitive and in which a large number of installation and remodeling companies compete. Competition will also place downward pressure on our contract prices and profit margins. Intense competition is expected to continue in these markets, presenting us with significant challenges in our ability to grow our company with acceptable profit margins. If we are unable to meet these competitive challenges, we could lose market share to our competitors and experience an overall reduction in our profits.

IF WE EXPERIENCE DELAYS AND/OR DEFAULTS IN CUSTOMER PAYMENTS, WE COULD SUFFER LIQUIDITY PROBLEMS OR WE COULD BE UNABLE TO RECOVER ALL EXPENDITURES.

Because of the nature of our contracts, at times we commit resources to projects prior to receiving payments from the customer in amounts sufficient to cover expenditures as they are incurred. Delays in customer payments may require us to make a working capital investment. If a customer defaults in making its payments on a project in which we have devoted significant resources, it could have a material negative effect on our results of operations.

WE COULD FACE LIMITATIONS ON OUR ABILITY TO ACCESS THE CAPITAL MARKETS.

Although we have no plans at this time to access the capital markets to raise funds through the sale of equity or debt securities, our ability to access the capital markets would be subject to various factors, including general economic and/or financial market conditions. The current conditions of the financial markets have adversely affected the availability of credit and liquidity resources and our access to capital markets is more limited until stability re-emerges in these markets.

Risks Related to This Offering

WE HAVE INCURRED AND WILL CONTINUE TO INCUR INCREASED COSTS AS A RESULT OF BEING A PUBLIC COMPANY.

As a public company, we have incurred and will continue to incur significant legal, accounting and other expenses that we would not incur as a private company.  We will continue to incur costs associated with our public company reporting requirements.  We also have incurred and will continue to incur costs associated with corporate governance requirements, as well as rules implemented by the Securities and Exchange Commission and The Nasdaq National Market.  These rules and regulations have increased our legal and financial compliance costs and made some activities more time-consuming and costly.

BECAUSE CERTAIN EXISTING STOCKHOLDERS OWN A LARGE PERCENTAGE OF OUR VOTING STOCK, OTHER STOCKHOLDERS' VOTING POWER MAY BE LIMITED.

Our executive officers and directors and their affiliates beneficially own or control approximately 53 % of our Common Stock.  As a result, if those stockholders act together, they will have the ability to control all matters submitted to our stockholders for approval, including the election and removal of directors and the approval of any merger, consolidation or sale of all or substantially all of our assets.  These stockholders may make decisions that are adverse to your interests.  See our discussion under the caption in “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” for more information about ownership of our outstanding shares.

WE DO NOT INTEND TO PAY DIVIDENDS ON OUR COMMON STOCK.

We have never declared or paid any cash dividend on our Common Stock.  We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future.

WE DO NOT MEET THE CRITERIA TO LIST OUR SECURITIES ON AN EXCHANGE SUCH AS THE NASDAQ STOCK MARKET AND OUR COMMON STOCK IS ILLIQUID AND MAY BE DIFFICULT TO SELL.

        There is no market for our common stock at this time and, following the offering made by this prospectus, there is no assurance that any market will develop for our common stock. We plan to list our common stock for trading on the OTC Bulletin Board when the distribution and potential market for the stock would permit such listing, although there is no assurance that we will be able to accomplish this listing. Generally, securities that are quoted on the OTC Bulletin Board lack liquidity and analyst coverage. This may result in lower prices for our common stock than might otherwise be obtained if we met the criteria to list our securities on a larger or more established exchange, such as The NASDAQ National Market, and could also result in a larger spread between the bid and asked prices for our common stock.

        In addition, if there is only limited trading activity in our common stock, we may not be able to have these securities qualify for quotation on the OTC Bulletin Board. The relatively small trading volume would likely make it difficult for our shareholders to sell their common stock as, and when, they choose. As a result, investors may not always be able to resell shares of our common stock publicly at the time and prices that they feel are fair or appropriate.

BECAUSE OUR STOCK IS DEEMED A "PENNY STOCK," YOU MAY HAVE DIFFICULTY SELLING SHARES OF OUR COMMON STOCK.

        Our common stock is a "penny stock" and is therefore subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934, as amended. Under this rule, broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the Securities and Exchange Commission ("SEC"). The penny stock rules severely limit the liquidity of securities in the secondary market, and many brokers choose not to participate in penny stock transactions. As a result, there is generally less trading in penny stocks and you may not always be able to resell shares of our common stock publicly at the time and prices that you feel are fair or appropriate. Under applicable regulations, our common stock will generally remain a penny stock until and for such time as its per-share price is $5.00 or more (as determined in accordance with SEC regulations), or until we meet certain net asset or revenue thresholds. These thresholds include the possession of net tangible assets (that is, total assets less intangible assets and liabilities) in excess of $5,000,000, and the recognition of average revenues equal to at least $6,000,000 for each of the last three years. We do not anticipate meeting any of the thresholds in the foreseeable future.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus that are forward-looking in nature are based on the current beliefs of our management as well as assumptions made by and information currently available to management, including statements related to the markets for our products, general trends in our operations or financial results, plans, expectations, estimates and beliefs. In addition, when used in this prospectus, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to us or our management, may identify forward-looking statements. These statements reflect our judgment as of the date of this prospectus with respect to future events, the outcome of which is subject to risks, which may have a significant impact on our business, operating results or financial condition. You are cautioned that these forward-looking statements are inherently uncertain. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein. Except as required by law, we undertake no obligation to update forward-looking statements. The risks identified in the “Risk Factors” section of this prospectus, among others, may impact forward-looking statements contained in this prospectus.

BUSINESS

Background

Royal Style Design, Inc. (“we”, “us”, the “Company” or “Royal Style Design”) was incorporated in the State of Florida on July 7, 2006.  We specialize in customized surface installation solutions for floors, walls and other parts of the home using wood, glass, stone and ceramic tile in custom designed homes throughout central Florida. We have one current project in the Bahamas. Our business is not seasonal.

Since 2006, Royal Style Design has supplied tile, stone and wood surface installation services for new homes and homes being remodeled in the Central Florida area.  Our principals, Nikolay Lobachev, our President and Chief Executive Officer, Dmitry Terikov, our Chief Operating Officer, and Ivan Sorokoumov, our Chief Financial Officer, have been working together as a team over the past seven years developing expertise and a broad experience in our business.

Our management travels regularly to Europe in order to keep up with the most up to date products and design styles, with the goal of being able to create designs that capture the styles, personalities and needs of the homeowner, with an emphasis on classic European design. We review the specific needs of our client and, based on those needs, recommend the best way to achieve for the client a one-of-a-kind design.

Services Provided by Our Company

We are a custom tile and stone installation company that specializes in ceramic, porcelain, marble, pavers and natural stone installation in existing structures for ceilings, bathrooms, walls, floors, kitchen counters, stairways, outside terraces and pool moldings.  Most of the work we do is stonework on floors and walls. We also remodel kitchens (not including building or remodeling cabinets), showers and baths, and install wood and laminate flooring.

We do not build homes or additions, or install terraces or pools, or do structural work, but we do our surface installation in different materials in homes that have been constructed. We have started working in commercial buildings, mostly floors and walls.

We serve a diverse range of residential clients and builders; most of our clients are builders, which accounted for approximately 95% of our revenues in 2007 and 92% in 2008.  We do not have any governmental clients. We use professionals with whom we work regularly to assist in the design and installation processes. We have eight sub-contractor companies with which we work regularly, and each of these companies has approximately three to six employees.  No one builder accounted for more than 25% of our revenues in 2007 and 29% in 2008; our five largest customers accounted for approximately 65% of our revenues in 2007 and 72% in 2008.

Most of our business comes from referrals from our satisfied customers.

Sources of Materials for Our Installation Services

We obtain tiles, stone, pavers, marble, porcelain and wood from a number of different local sources, including the large home remodeling and supply stores, The Home Depot and Lowes.  Our installation material supplies are readily available from a large number of sources.

Payments for Services at our Company

We provide a written estimate for services requested by a client. After the client agrees to the estimate, we commence working on their project.  All but approximately ten percent of our clients’ projects require multiple surface installations.  We bill as each stage of the installation is completed, and our invoices are due within two weeks of receipt.

Insurance

We carry general liability insurance with coverage of $1,000,000 for each occurrence, $1,000,000 personal injury insurance, and $2,000,000 in the aggregate, in addition to workers compensation and employers liability insurance and commercial vehicle insurance for three pickup trucks owned by the Company.

Competition

We experience competition from other installation and remodeling companies and individual subcontractors.  While there is significant competition, we have concentrated on providing better services to our clients.  Our niche market is maintained through customized products and services.

There are approximately 40 tile installation companies in the Orlando area, but there are only five that we consider able to provide similar installation services based on both quality and cost.  We believe that two of these five competitors are significantly larger than us.

Governmental Regulation

We are subject to the State of Florida Workers Compensation laws and carry workers compensation insurance.  We have a business license issued by the City of Altamonte Springs, Florida.

Our Market Strategy

We primarily rely on word of mouth referrals for new business. However, we also advertise in the “Orlando” magazine, participate in Central Florida builders competitions, such as the “Street of Dreams”, use door-to-door flyers and have telephone directory listings. We have a corporate website that briefly describes our company’s services.  Information on our website is not a part of or incorporated in this registration statement.

Employees

We currently have six employees, our President and CEO, our Chief Operating Officer, our Chief Financial Officer and three installers.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements, and notes thereto, included elsewhere in this prospectus. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future.

Overview

The Company was incorporated in the State of Florida on July 7, 2006.  We specialize in customized surface installation solutions for floors, walls and other parts of the home using wood, glass, stone and ceramic tile in custom designed homes throughout central Florida.

YEARS ENDED DECEMBER 31, 2008 AND DECEMBER 31, 2007

Revenues
Revenues for the years ended December 31, 2008 and December 31, 2007 were $432,839 and $557,085, respectively.

Cost of Sales
Cost of sales for the years ended December 31, 2008 and December 31, 2007 were $305,391 and $428,046, respectively.

In 2008 the officers of the company took dividends totaling in the amount of $99,255.
In 2007 the officers of the company took dividends totaling in the amount of $159,348.

Income from Operations

During the year ended December 31, 2008, we incurred a net loss of $42,017, as compared with net loss of $2,920, for 2007, the decreased income being primarily attributable to an increase in general and administrative expenses from approximately $167,802 in 2008 to $129,827 in 2007, and a decrease in net sales from $432,839 for the year ended December 31, 2008, to $557,085 for the year ended December 31, 2007, coupled with a decrease in cost of sales from $305,391 in 2008 to $428,046 in 2007.
The 23% decrease in sales for the year ended December 31, 2008, was primarily due to a decrease in new home sales, used home remodeling and construction markets.  We also had a decrease in the cost of sales, but this decrease was proportionate to the decrease in gross sales.  Our increase in general and administrative expenses in 2008 is attributable to many factors that were not present in the previous year including legal expenses of $7,666, accounting and auditing expenses involved with the filing of a registration statement with the Securities and Exchange Commission of $39,411. We also had an additional expense for stock issued to consultants for services of $13,808.

For the year ended December 31, 2008, we incurred an overall decrease in net income due to a substantial increase in general and administrative expenses as compared to the overall increase in gross sales.  The decrease in sales was primarily due to a decrease in sales of the housing market in our area of operation, a decrease in new home building and used home remodeling construction and a decrease in commercial construction, resulting in part from a decrease in bank lending, an increase in the bank loan interest rates which decreased new mortgages and the ability for current homeowners to finance remodeling.  The construction slowdown also increased the number of local companies available to compete for jobs as well as decreased the profit margins of companies trying to compete in the declining market.

THREE MONTHS ENDED MARCH 31, 2009 COMPARED TO THREE MONTHS ENDED MARCH 31, 2008.

Revenues
Revenues for the three months ended March 31, 2009 and 2008 were $102,178 and $47,212, respectively.  Revenues increased by $54,966 or 116%.

Cost of Sales
Cost of sales for the three months ended March 31, 2009 and 2007 were $85,456 and $28,857, respectively.  Cost of sales increased by $56,599 or 196%.

Income from Operations
During the three months ended March 31, 2009, we incurred a net loss of $30,125, as compared with a net loss of $4,091 for the comparable period in 2008, the increased loss being primarily attributable to an increase in general and administrative expenses from approximately $16,522 in 2008 to $40,745 in 2009, an increase in sales from $47,212 for the three months ended March 31, 2008, to $102,178 for the three months ended March 31, 2009, coupled with an increase in cost of sales from $28,857 in 2008 to $85,456 in 2009, resulting in a decrease in net sales from $18,355 in 2008 to $16,722 in 2009, reflecting a reduction in our operating margin.

Our loss from operations in the three months ended March 31, 2009 was $29,654, as compared with $3,799 in 2008.

Our increase in general and administrative expenses in 2009 is attributable to many factors that were not present in the previous year including legal and accounting and auditing expenses involved with the filing of a registration statement with the Securities and Exchange Commission and compliance with Securities Exchange Act of 1934 reporting requirements.

Liquidity and Capital Resources

We had working capital deficit of $29,123 and stockholders' deficiency in the amount of $13,937 at March 31, 2009.

We have three outstanding loans for company trucks of which total outstanding balance of $71,152 was owed as of December 31, 2008, and payments totaling $1,917 per month are as follows: for the 2006 Toyota Tundra purchased in December 2006 the monthly payment is $626.95 monthly payment for a 60 month term; for the 2006 Toyota Tundra purchased in December 2006 the monthly payment is $626.95 monthly payment for a 60 month term; and for the 2006 Toyota Tundra purchased in January 2007 the monthly payment is $642.54 for a 66 month term.

Previously our only sources of liquidity were from our service revenues.

On April 29, 2009, we closed a private placement offering of 2,000,000 shares of our common stock, and received gross proceeds of $100,000 which, after expenses of the offering of approximately $2,700, will be used to pay our outstanding accounts payable (approximately $78,000 total), as well as to increase our marketing efforts to developers, builders and construction companies similar to those with which we work now (approximately $500).  Approximately $1,500 would also be used to increase the geographic range of our current advertising campaigns by producing more marketing materials such as the brochures which we currently use and possibly targeted direct mail.  In addition, we plan to purchase a trailer for approximately $3,000 enabling us to increase the number and scope of projects we work on to increase our service revenue.  We believe that the additional capital so obtained for our business to operate profitably and be able to expand in the current housing environment in Florida.

Cash increased approximately $1,600 for the three months ended March 31, 2009.  The increase is primarily attributable to an increase of approximately $6,000 from operating activities (primarily an increase of approximately $16,000 in operating assets and liabilities, $15,000 in non-cash compensation expense offset by a net loss of approximately $30,000) offset, in part, to the payment of long-term debt of approximately $4,000.

Accounts receivable were $20,280 at March 31, 2009, as compared to $14,738 at December 31, 2008.  The increase is primarily due to slower payments by customers due to the current economic downturn.  Accounts payable and accrued expenses were $61,668 at March 31, 2009, as compared to $40,604 at December 31, 2008.  The increase is primarily due to a decrease in revenue and slower payments on accounts receivable.  The Company completed a private placement of approximately $100,000 in April 2009, to fund its current operations.

Off−Balance Sheet Arrangements

We have not entered into any off−balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors.

Inflation

It is the opinion of the Company that inflation has not had a material effect on its operations.

Critical Accounting Policies and Estimates

The discussion and analysis of our plan of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect our reported results of operations and the amount of reported assets and liabilities.

Some accounting policies involve judgments and uncertainties to such an extent that there is reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been used. Actual results may differ from the estimates and assumptions used in the preparation of our consolidated financial statements.

Note 1 to our audited Financial Statements included in this Registration Statement discusses of the most significant policies we apply, or intend to apply, in preparing our consolidated financial statements, some of which are subject to alternative treatments under accounting principles generally accepted in the United States of America.

The principal accounting policy potentially subject to change as a result of our business operations is that relating to the treatment of our receivables and the related allowance for doubtful accounts that would be shown on our balance sheet. Our allowance for doubtful accounts is estimated based on the Company’s historical losses, the existing economic conditions in the construction industry and the financial ability of its customers.  The Company believes that no allowance for doubtful accounts is necessary at December 31, 2007 and 2006, nor at September 30, 2008. However, in the future we may have to make provision for an allowance for doubtful accounts depending on the financial strength of the customers that owe us payments, as well as our estimate of economic conditions generally in the areas where we operate.

New Financial Accounting Standards

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”, which enhances existing guidance for measuring assets and liabilities using fair value.  This Standard provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about the use of fair value to measure assets and liabilities.     In February 2008, the FASB issued FASB Staff Position SFAS 157-1, “Application of SFAS No. 157 to SFAS No. 13 and Its Related Interpretative Accounting Pronouncements that Address Leasing Transactions” (“FSP SFAS 157-1”) and FASB Staff Position SFAS 157-2, “Effective Date of SFAS No. 157” (“FSP SFAS 157-2”). FSP SFAS 157-1 excludes SFAS No. 13 and its related interpretive accounting pronouncements that address leasing transactions from the requirements of SFAS No. 157, with the exception of fair value measurements of assets and liabilities recorded as a result of a lease transaction but measured pursuant to other pronouncements within the scope of SFAS No. 157. FSP SFAS 157-2 delays the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). FSP SFAS 157-1 and FSP SFAS 157-2 became effective for the Company upon adoption of SFAS No. 157 on January 1, 2008. See Note 5 for disclosures related to the Company’s financial assets accounted for at fair value on a recurring or nonrecurring basis.  The Company completed its implementation of SFAS No. 157 effective January 1, 2009 and it did not have a material impact on its financial statements.

In December 2007, the FASB issued SFAS 141(R), which replaces SFAS 141 “Business Combinations”.  This statement is intended to improve the relevance, completeness and representational faithfulness of the information provided in financial reports about the assets acquired and the liabilities assumed in a business combination.  This Statement requires an acquiror to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the Statement.  Under SFAS 141(R), acquisition-related costs, including restructuring costs, must be recognized separately from the acquisition and will generally be expensed as incurred.  That replaces SFAS 141’s cost-allocation process, which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair values.  SFAS 141(R) shall be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual report period beginning on or after December 15, 2008.  The Company completed its implementation of SFAS No. 141(R) effective January 1, 2009 and it did not have a material impact on its financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”).  SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States.  The Company completed its implementation of SFAS No. 162 effective January 1, 2009 and it did not have a material impact on its financial statements.

Quantitative and Qualitative Disclosures About Market Risk.

Commodity Risk – Our raw material costs for our installations, in the normal course of business, could be affected by increased commodity prices for tile, stone, wood and other materials that we use.

Credit Risk - Our accounts receivables are subject, in the normal course of business, to collection risks. We regularly assess these risks and have established policies and business practices to protect against the adverse effects of collection risks. As a result we do not anticipate any material losses in this area.

MANAGEMENT

Directors and Executive Officers

        We have three officers and directors as follows:

Name	Age	Positions and Offices Held

Nikolay Lobachev	27	President, Chief Executive Officer and Director

Ivan Sorokoumov	26	Chief Financial Officer and Director

Dmitry Terikov	26	Chief Operating Officer, Secretary and Director

Our Officer and Directors:

Nikolay Lobachev

Mr. Nikolay Lobachev, 27, graduated from Moscow State Open University in Russia with a Bachelors Degree in Law.  He is currently the President, Chief Executive Officer and a director of the Company.  He has held these positions since July 2006, when he became one of the three original founding shareholders of the Company, and from March 2005 to July 2006 operated an installation and remodeling business in the Orlando area, which was the predecessor business to the Company’s business.  From August 2004 to March 2005 Mr. Lobachev worked as a manager for Daynova LLC, a construction company located in Orlando, Florida.  Prior to that Mr. Lobachev was as a consultant for Garant Ltd., a legal advice office in Moscow, Russia from June 2001 to May 2003.  He is also bilingual, speaking fluent Russian and English.

Ivan Sorokoumov

Mr. Ivan Sorokoumov, 26, is presently the Chief Financial Officer and a director of the Company.  He has been a director of the Company since July, 2006 when he became one of the three original founding shareholders of the Company, and from March 2005 to July 2006 worked with an installation and remodeling business that was the predecessor business to the Company’s business.  From August 2004 to March 2005 Mr. Sorokoumov was the CEO and Co-owner of Daynova LLC, a construction company located in Orlando, Florida.  From June 2001, Mr. Sorokoumov worked as a Design Administrator for Air Flow Design Inc., also located in Orlando, Florida. He resigned from that position in August 2003.  From 1999 until 2001 Mr. Sorokoumov attended Zaoksky Adventist University located in Zaoksky, Russia. His major areas of study were accounting and economics.  He is fluent in both Russian and English.

Dmitry Terikov

Mr. Dmitry Terikov, 26, is presently the Chief Operating Officer and a director of the Company.  He has been a director of the Company since July, 2006 when he became one of the three original founding shareholders of the Company, and from March 2005 to July 2006 worked with an installation and remodeling business that was the predecessor business to the Company’s business. From August 2004 to March 2005 Mr. Terikov worked as project manager for Daynova LLC, a construction company located in Orlando, Florida.  From August 2000 until March 2002 Mr. Terikov was the General Manager of Silikat Ltd, a brick and paver factory located in Zaoksky, Russia.  In June 1997, Mr. Terikov was a director for Luch Ltd, a commercial property development company located in Krasnodar, Russia.  He resigned from that position in August 2000.  From 2000 until 2002 Mr. Terikov attended Zaoksky Adventist University located in Zaoksky, Russia.  He received honors while studying for his Major in Business Administration.  He is fluent in both Russian and English.

Employment Agreements

At this time, we have no employment agreements in effect with any of our executives or employees.

Audit Committee

We do not have a separate Audit Committee. Our Board of Directors performs the functions usually designated to an Audit Committee.

Code of Conduct

We are reviewing a corporate code of conduct and a corporate disclosure policy, which will provide for internal procedures concerning the reporting and disclosure of corporate matters that are material to our business and to our stockholders. Our corporate code of conduct will include a code of ethics for our officers and employees as to workplace conduct, dealings with customers, compliance with laws, improper payments, conflicts of interest, insider trading, company confidential information, and behavior with honesty and integrity. Our corporate disclosure policy includes guidelines for publicly disseminating financial and other material developments to the investing public.

Compliance With Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities to file various reports with the Securities and Exchange Commission concerning their holdings of, and transactions in, securities of the Company.  Copies of these filings must be furnished to the Company.

Mr. Nikolay Lovachev, our President, Chief Executive Officer and director, Mr. Ivan Sorokoumov, our Chief Financial Officer and director, our Chief Operating Officer and director were required to file Form 3’s on February 18, 2009.  Such forms were filed on April 28, 2009.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth the compensation earned for services rendered in all capacities by our three executive officers in 2007 and 2008. The individuals named in the table may be hereinafter referred to as the “Named Executive Officers.”

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compens- ation ($)	Change in Pension Value and Nonquali- fied Deferred Compensation Earnings	All Other Compen- sation	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Nikolay Lobachev, President and Chief Executive Officer	2007	$64,432							$64,432
	2008	$33,085							$33,085
Ivan Sorokoumov, Chief Financial Officer	2007	$61,904							$61,904
	2008	$33,085							$33,085
Dmitry Terikov, Chief Operating Officer	2007	$81,012							$81,012
	2008	$33,085							$33,085

The Company has no stock option or other executive compensation plans.

The Company does not compensate its three directors separately for services performed in their capacity as directors.

Director Independence

       All of our directors are employees and would not be classified as “independent” under the rules of the SEC.

PRINCIPAL STOCKHOLDERS

        The following table sets forth certain information regarding beneficial ownership of our common stock as of June 1 , 2009, based on 6,500,000 shares of common stock outstanding as of that date, by (i) each person known by us to be the beneficial owner of more than five percent of our outstanding common stock, (ii) each director and each of our executive officers included in the Summary Compensation Table and (iii) all executive officers and directors as a group.

        The number of shares beneficially owned is determined under rules promulgated by the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. The definition of beneficial ownership for proxy statement purposes includes shares over which a person has sole or shared voting power or dispositive power, whether or not a person has any economic interest in the shares. The definition also includes shares that a person has a right to acquire currently or within 60 days of  June 1, 2009. Including those shares in the tables does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person’s spouse) with respect to all shares of common stock listed as owned by that person or entity.

Name	Number of Shares Owned Beneficially	Ownership Percentage of Class

Nikolay Lobachev 470 Majestic Way Altamonte Springs, FL 32714	1,000,000	15.38%

Dmitry Terikov 324 Spring Leap Circle Winter Garden, FL 34787	1,000,000	15.38%

Ivan Sorokoumov 573 Setting Sun Drive Winter Garden, FL 34787	1,000,000	15.38%

Alexander Sorokoumov 1240 Winter Garden Vineland Road. #W1 Winter Garden, FL 34787	500,000	7.69%

Nikolaj Uraev 32 Amirkhana Prospect, Apt. 63 Kazan, Republic of Tatarstan 420132	500,000	7.69%

Iossif Yenikeyev 375 Palm Springs Dr., #1116 Altamonte Springs, FL 32701	500,000	7.69%

All Officers and Directors as a Group (3 persons)	3,000,000	46.15%

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On June 10, 2006, the Company issued one share each to Nikolay Lobochev, Ivan Sorokoumov and Dmitry Terikov, the founders of the Company for nominal stated consideration.  Effective October 9, 2008, the Company amended its articles of incorporation to increase the number of authorized common stock to 100,000,000 shares of common stock, par value $.001 per share; to authorize a new class of preferred stock, par value $.001 per share; and to change each of the three outstanding shares of common stock, par value $.10 per share, into 1,000,000 shares of common stock, par value $.001 per share.  On October 9, 2008, the Company issued 500,000 shares of common stock to Alexander Sorokoumov, the father of Ivan Sorokoumov, Chief Financial Officer, for consulting services to be performed in the area of business growth and development.

MARKET PRICE OF COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Currently, there is no public market for our common stock in the United States and no assurances can be given that a public market will develop or, if developed, that it will be sustained. Application will be made for our common stock to be traded on the OTC Bulletin Board. However, there can be no assurance that our shares will be accepted for trading on the OTC Bulletin Board or at what price our shares would trade.

SELLING SHAREHOLDERS

The selling shareholders named in the table below are offering for resale up to 2,000,000 shares of our common stock. These named selling shareholders may resell the shares of common stock covered by this prospectus as provided under the section entitled “Plan of Distribution” and in any applicable prospectus supplement.

The shares of common stock being offered hereby are being registered to permit public secondary trading, and the named selling shareholders may offer all or part of these securities for resale from time to time. The selling shareholders named in the table below, however, are under no obligation to sell all or any portion of such securities. All information with respect to the share ownership of a named selling shareholder has been furnished by such named selling shareholder. All of the named selling shareholders also have represented that there were no arrangements or understandings, directly or indirectly, with any person to distribute the securities.

Beneficial ownership includes the shares of our common stock outstanding as of the date of this prospectus, and the shares of our common stock that a named selling shareholder has the right to acquire within 60 days of the date of this prospectus. Unless otherwise indicated, each of the named selling shareholders has the sole power to direct the voting and investment over the securities owned by them. The shares listed below for sale by the selling shareholders have been issued in connection with the Company’s April 2009 private placement financing of 2,000,000 shares of our common stock. Other than this private placement of our securities, there were no other transactions between us and the named selling shareholders.

The table has been prepared on the assumption that the selling shareholders will sell all shares covered by this Prospectus.

Selling Shareholder	Shares Beneficially Owned Before Offering	Number of Shares Being Offered Hereby	Shares Beneficially Owned After Offering	Percentage of Common Stock to be Owned After Offering
Irina Artisheva 221 Rosa Ave., Oviedo, FL. 32765	60,000	60,000	--	--

Maxim Konev 3006 NW. 28 Cr., Gainesville, FL. 32605	80,000	80,000	--	--

Mark Bondarenko 151 N. Cervidae Dr., Apopka, FL. 32703	40,000	40,000	--	--

Victor Belichenko 604 Firest Cape Coral Dr., Winter Garden, FL. 34787	100,000	100,000	--	--

Vasiliy Belichenko 436 N. Boyd St., Winter Garden, FL. 34787	40,000	40,000	--	--

Anton Sorokoumov 628 Renaissance Point, Apt. 301, Altamonte Springs, FL. 32714	70,000	70,000	--	--

Vladimir Khalyavin 2667 Spring Glen Ln, Apopka, FL. 32703	60,000	60,000	--	--

Igor Melnik 436 N. Boyd St., Winter Garden, FL. 34787	14,000	14,000	--	--

Lavrentiy Blashishin 120 N Atlas Dr., Apopka, FL. 32703	60,000	60,000	--	--

Sergey Onishenko 15727 Montesina Dr., Orlando, FL. 32828	70,000	70,000	--	--

Sergey Blashishin 850 Campello St., Altamonte Springs, FL. 32701	60,000	60,000	--	--

Tatiana Leibold 8136 Lake Serene Dr., Orlando, FL. 32836	7 0,000	7 0,000	--	--

Vladislav Blashishin 175 Gem Lake Dr., Maitland, FL. 32751	60,000	60,000	--	--

Dumitru Sorocean 5901 Folk Stone Ln., Orlando, FL. 32802	79,800	79,800	--	--

Tatiana Bizon 695 Vistawilla Dr., Winter Springs, FL. 32708	90,000	90,000	--	--

Svetlana Kovach 1610 Indiana Ave.., Winter Park, FL. 32789	50,000	50,000	--	--

Alexey Narizhnyy 139 W. Story Rd., Winter Garden, FL. 34787	80,000	80,000	--	--

Ella Ott 951 Leigh Ave., Orlando, FL. 32804	50,000	50,000	--	--

Solvita Sokolovskaya 1174 Green Vista Cr., Apopka, FL. 32712	90,000	90,000	--	--

Victor Zchukov 611 Lake Shore Dr., Maitland , Fl,32751	40,000	40,000	--	--

Leonid Kharin 2043 S. Atlantic Ave., Unit 720, Daytona Beach, FL. 32118	40,000	40,000	--	--

Mario Polit-Trujillo 3110 Redwood National Drive, #3905, Orlando, FL. 32837	40,000	40,000	--	--

Artur Diener Bohmweg 4 , 33178 Borchen- Etteln, Germany	20,000	20,000	--	--

Eduard Renschler Fasanenstr. 15, 85757 Karlsfeld, Germany	20,000	20,000	--	--

Waldemar Renschler Am Gruenlingsbaum 14, 97877 Wertheim, Germany	20,000	20,000	--	--

Gertrude Jennings 310 Dogwood Ave., Orange City, FL. 32763	10,000	10,000	--	--

David Brana 817 Willie Mays Pkwy., Orlando, FL. 32811	20,000	20,000	--	--

Mathew Rahal 1202 Toluke pt., Orlando, FL. 32828	20,000	20,000	--	--

Zachary Yeager 630 Crownclover Ave., Orlando, FL. 32828	10,000	10,000	--	--

Carole Lynn 2920 Banyan Blvd Cir., Boca Raton, FL. 33431	100,000	100,000	--	--

Vladimir Gomer Fröbelstrasse 2 b, 47608 Geldern, Germany	20,000	20,000	--	--

Paul Gomer Tessinerstrasse 23, 47608 Geldern, Germany	60,000	60,000	--	--

Andreas Gomer Pontorsonallee 4, 41849 Wassenberg, Germany	30,000	30,000	--	--

Andreas Gomer Heisterpoort 4, 47627 Kervenheim, Germany	50,000	50,000	--	--

Dimitri Werner Sackstrasse 141, 47533 Kleve, Germany	10,000	10,000	--	--

Waldemar Jäger Fröbelstrasse 10 a, 47608 Geldern, Germany	40,000	40,000	--	--

Nelli Jäger Lessingstrasse 16, 47608 Geldern, Germany	20,000	20,000	--	--

Paul Schwarz Raesfelderstrasse 11, 46485 Wesel, Germany	10,000	10,000	--	--

Sergej Derr Erikastr. 23, 47533 Kleve, Germany	19,400	19,400	--	--

Lilia Dick Fritz-Pley-Str. 55a, 52353 Düren, Germany	20,000	20,000	--	--

Andreas Fast Am Schnocksgraben 23, 52391 Vettweiß, Germany	20,000	20,000	--	--

Alexandra Kayne 4242 Cedar Creek Rd., Boca Raton, FL. 33487	20,000	20,000	--	--

Yury Kuzhalevich 5159 Willington Park Cr., Suit D31, Orlando FL. 32839	20,000	20,000	--	--

Stanislava Khachianidi 633 Buoy Ln., Apt 302, Altamonte Springs, FL. 32714	40,000	40,000	--	--

Maria Shapovalova Mira St. 35, Gulkevichi, Krasnodar Region, Russia, 352190	40,000	40,000	--	--

Danila Didenko 1872 Bobtail Drive, Maitland, FL. 32751	30,000	30,000	--	--

Vanessa Lopez 1961 NW. 44th St., Ft. Lauderdale, FL. 33309	20,000	20,000	--	--

Marina Tumashova 5148 Conroy Rd., Unit 1216, Orlando, FL. 32811	26,800	26,800	--	--

TOTAL	2,000,000	2,000,000	--	--

PLAN OF DISTRIBUTION

We are registering 2,000,000 shares of our common stock on behalf of the selling shareholders named in this prospectus. The named selling shareholders includes donees, pledgees, transferees or other successors-in-interest who may receive shares of our common stock from the named selling shareholders after the date of this prospectus. These donees, pledgees, transferees or successors-in-interest, if any, will be named in a supplement to this prospectus if they desire to transfer any shares of our common stock. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale of the shares of our common stock covered by this prospectus. They may offer their respective shares of common stock at various times in one or more of the following transactions:

•	in ordinary brokerage transactions on market or trading facility on which the shares of common stock are traded;

•	in the over-the-counter market;

•	in private transactions;

•	by pledge to secure debts and other obligations; or

•	in a combination of any of the above transactions or by any other legally available means.

The selling shareholders may sell their shares of common stock at the price of $0.05 which is a fixed price at which the selling shareholders may sell their shares until our common stock is quoted on the OTC Bulletin Board, at which time the shares may be sold at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices or at fixed prices. They may, but need not, use broker-dealers to sell their shares of common stock. If broker-dealers are used, such broker-dealers will either receive discounts or commissions from the selling shareholders or the subsequent purchasers of the shares of common stock, or they will receive commissions from purchasers for whom they acted as agents.

The selling shareholders also may resell all or a portion of the shares of common stock in open market transactions in reliance upon Rule 144 promulgated under the Securities Act, assuming the required holding period and the other conditions of that Rule are met. The selling shareholders and the broker-dealers to or through whom sales of their shares of common stock may be made could be deemed to be “underwriters” within the meaning of Section 2(a)(11) of Securities Act, and their commissions or discounts and other compensation received in connection with the sale of the shares may be regarded as underwriters’ compensation. The selling shareholders also may sell the shares of common stock pursuant to Regulation S promulgated under the Securities Act, if available, rather than under this prospectus.

The selling shareholders have not advised us of any specific plans for the distribution of the shares of common stock covered by this prospectus. When and if we are notified by any selling shareholder that any material arrangement has been entered into with a broker-dealer or underwriter for the sale of a material portion of the shares of common stock covered by this prospectus, a post-effective amendment to the registration statement of which this prospectus is a part will be filed with the SEC. This amendment will include the following information:
•	the name of the participating broker-dealers or underwriters;

•	the identity and amount of shares of common stock involved;

•	the price or prices at which the shares of common stock were sold by the named selling shareholder;

•	the commissions paid or discounts or concessions allowed by the named selling shareholder to the broker-dealers or underwriters which may exceed customary amounts; and

•	other material information.

We have advised the named selling shareholders that the anti-manipulation rules promulgated under the Exchange Act, including Regulation M promulgated thereunder, may apply to sales of the shares of common stock offered by them. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares of common stock by, the selling shareholders or any other such person. In the event that the selling shareholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the named selling shareholders will not be permitted to engage in short sales of the shares of common stock. Furthermore, under Regulation M, persons engaged in a distribution of shares of common stock are prohibited from simultaneously engaging in market making and certain other activities with respect to such shares of common stock for a period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions.

We have agreed to pay all costs relating to the registration of the shares of common stock. Any commissions or other fees payable to broker-dealers or otherwise in connection with any sale of the shares of common stock will be paid by the named selling shareholders or other party selling the shares of common stock.

DESCRIPTION OF SECURITIES

General

        Our authorized capital stock consists of 110,000,000 shares of which 100,000,000 are common stock, par value $.001 per share and 10,000,000 are preferred stock, par value $.001 per share. As of June 1 , 2009, we had 6,500,000 shares of common stock issued and outstanding. The transfer agent and registrar for our common stock is Pacific Stock Transfer Company, Las Vegas, Nevada.

The following statements set forth the material terms of our classes of authorized stock; however, reference is made to the more detailed provisions of, and such statements are qualified in their entirety by reference to, our Articles of Incorporation, as amended.

Common Stock

Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefore. In the event of a liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. All of the outstanding shares of common stock are fully paid and non-assessable. Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock.

The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or stock exchange rules.

Preferred Stock

The Board of Directors has the authority to issue up to 10,000,000 shares of preferred stock and to fix the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders.  The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future.

As of June 1 , 2009, no shares of preferred stock were outstanding.

SHARES ELIGIBLE FOR FUTURE SALE

Rule 144

        Rule 144 under the Securities Act provides an exemption from the registration requirements of the Securities Act for resales of "restricted securities," which are securities that have been acquired from the issuer of the securities or an affiliate of the issuer in a transaction or chain of transactions not involving a public offering, and for resales of any securities held by an affiliate of the issuer.

        In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who beneficially owns restricted securities of a reporting company may not sell these securities until the person has beneficially owned them for at least six months. Thereafter, affiliates may sell those securities, but only if they comply with certain restrictions relating to the manner of sale, the availability of current public information about the reporting company, and the filing of a notice of sale. In addition, under Rule 144, affiliates may not sell within any three-month period a number of shares in excess of the greater of:

• 1% of the total number of securities of the same class then outstanding (approximately 65,000 shares of common stock); and
• the average weekly trading volume of such securities as reported through the automated quotation system during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

        Persons not deemed to be affiliates of the reporting company who have beneficially owned the restricted securities for at least six months but for less than one year may sell these securities, provided that the reporting company is current in its Exchange Act filings. After beneficially owning restricted securities for one year, a non-affiliate of the reporting company may engage in unlimited resales of such securities.

        After the date of this prospectus, a maximum of 6,500,000 shares of our common stock outstanding after the offering will be freely tradable without restriction under the Securities Act, except that any securities held by our affiliates, as that term is defined in Rule 144 under the Securities Act, must generally be sold in compliance with the limitations of Rule 144 described above.

LEGAL MATTERS

        The validity of the securities offered hereby will be passed upon for us by Michael Paige PLLC, Washington, D.C.

EXPERTS

        The financial statements of Royal Style Design, Inc. as of December 31, 2008 and 2007, and for the years ended December 31, 2008 and December 31, 2007, included in this prospectus, have been included herein in reliance on the report of Wiener, Goodman & Company, P.C., given on the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to informational filing requirements of the U.S. Securities Exchange Act of 1934, as amended, and its rules and regulations. This means that we will file reports and other information with the U.S. Securities and Exchange Commission. You can inspect and copy this information at the Public Reference Facility maintained by the SEC at Judiciary Plaza, 450 5th Street, N.W., Room 1024, Washington, D.C. 20549. You can receive additional information about the operation of the SEC's Public Reference Facilities by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site that will contain the reports and other information that we file electronically with the Commission and the address of that website is http://www.sec.gov. Statements contained in this prospectus as to the intent of any contract or other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of the particular contract or other document filed as an exhibit to this registration statement, each statement being qualified in all respects by this reference.

        This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have not authorized anyone to provide you with any information other than that provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

INDEX TO FINANCIAL STATEMENTS

Ten Industrial Way East, Suite 2, Eatontown, NJ 07724 (732) 544-8111 Fax (732) 544-8788 E-mail: tax @wgpc.net
Wiener, Goodman & Company, P.C.
Certified Public Accountants & Consultants

Memberships SEC Practice Section of AICPA PCPS of AICPA American Institute of CPA New Jersey Society of CPA	Joel Wiener, CPA Gerald Goodman. CPA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Royal Style Design, Inc.
Altamonte Springs, FL 32701

We have audited the accompanying balance sheet of Royal Style Design, Inc. (collectively, the "Company") as of December 31, 2008 and 2007, and the related statements of operations, stockholders' equity (deficiency) and cash flows for the years ended December 31, 2008 and 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Wiener, Goodman & Company, P.C.
Eatontown, New Jersey

March 13, 2009

ROYAL STYLE DESIGN, INC.
BALANCE SHEET
	December 31,
	2008	2007
ASSETS
Current Assets:
Cash	$858	$12,070
Accounts receivable	14,738	9,149
Prepaid expenses	46,192	-

Total Current Assets	61,788	21,219

Property and equipment-net	65,731	88,256

Other assets	425	425

Total Assets	$127,944	$109,900

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current Liabilities:
Accounts payable	$11,770	$20,071
Accrued expenses	28,834	2,532
Current portion of long-term debt	23,478	19,558
Total Current Liabilities	64,082	42,161

Long-term Liabilities:
Long-term debt - less current portion above	47,674	69,534
Total Liabilities	111,756	111,695

Stockholders' Equity (Deficiency):
Preferred Stock, $.001 par value; authorized
10,000,000 shares; 0 shares issued and outstanding at December 31, 2008 and 2007, respectively
Common Stock, $.001 par value; authorized
100,000,000 shares; 4,500,000 and 3,000,000 shares issued and outstanding at December 31, 2008 and 2007, respectively	4,500	3,000
Additional paid-in capital	56,625	(1,875)

Deficit	(44,937)	(2,920)
Total Stockholders' Equity (Deficiency)	16,188	(1,795)
Total Liabilities and
Stockholders' Equity (Deficiency)	$127,944	$109,900

See Notes to Consolidated Financial Statements

ROYAL STYLE DESIGN, INC.
STATEMENT OF OPERATIONS

	Years ended
	December 31,
	2008	2007

Net sales:
Revenue	$432,839	$557,085

Cost and expenses:
Cost of Sales (exclusive of depreciation	305,391	428,046
and amortization shown separately below)
General and administrative	145,275	107,630
Depreciation and amoritization expense	22,527	22,197
	473,193	557,873

Loss from operations	(40,354)	(788)

Interest expense	1,946	2,132
Interest income	(283)	-
	1,663	2,132

Net loss before provision for income taxes	(42,017)	(2,920)

Provision for income taxes	-	-

Net loss	$(42,017)	$(2,920)

Loss per common share - basic and diluted	$(0.01)	$(0.00)

Weighted average number of common stock shares
outstanding - basic and diluted	3,341,096	3,000,000

See Notes to Consolidated Financial Statements

ROYAL STYLE DESIGN, INC.
STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY)

			Additional
	Number of		Paid-in	Retained Earnings
	Common Shares	Common Stock	Capital	(Deficit)	Total

Balance, January 1, 2007	3,000,000	$3,000	$(2,700)	$825	$1,125
Undistributing earnings of S Corporation
reclassified to paid in capital			825	(825)
Net loss	-	-	-	(2,920)	(2,920)

Balance, December 31, 2007	3,000,000	3,000	(1,875)	(2,920)	(1,795)

Common stock issued for consulting	1,500,000	1,500	58,500	-	60,000
services (value of the consideration
received)

Net loss	-	-	-	(42,017)	(42,017)

Balance, December 31, 2008	4,500,000	$4,500	$56,625	$(44,937)	$16,188

See Notes to Consolidated Financial Statements

ROYAL STYLE DESIGN, INC.
STATEMENT OF CASH FLOWS

	Years Ended
	December 31,
	2008	2007
Cash flows from operating activities:
Net loss	$(42,017)	$(2,920)
Adjustments to reconcile net cash
provided by operating activities:
Depreciation and amortization	22,526	22,197
Non - cash compensation	13,808	-
Changes in operating assets and
liabilities:
Increase in accounts receivable	(5,589)	(5,149)
Increase in other assets	-	(425)
Increase in accounts payable and accrued expenses	18,001	19,651

Net cash provided by operating
activities	6,729	33,354

Cash flows from investing activities:
Purchase of property and equipment	-	(2,479)

Cash flows from financing activities:
Repayment of debt	(17,941)	(19,781)

Net (decrease) increase in cash	(11,212)	11,094
Cash-beginning of year	12,070	976

Cash-end of year	$858	$12,070

Supplementary information:
Cash paid during the year for:
Interest	$1,946	$2,132
Income taxes	$-	$-

Non-Cash Financing Activities:
Issuance of common stock for services	$60,000	-

See Notes to Consolidated Financial Statements

ROYAL STYLE DESIGN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.             DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES
Organization

Royal Style Design, Inc. (the “Company” or “Royal Style Design”) was incorporated in the State of Florida in July, 2006.  Royal Style Design specializes in customized solutions and installations in stone and tile in customized design homes in Central Florida.

Significant Accounting Policies

Principles of Preparation of Financial Statements

The financial statements of the Company are prepared using the accrual method of accounting.

Use of Estimates

The preparation of the financial statements in conformity with accepted accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Examples include estimates of costs to complete performance contracts, income tax exposures and valuation allowances.  Actual results could differ from those estimates.

Revenue Recognition

The Company recognizes revenue in accordance with the guidance contained in SEC Staff Bulletin No. 104, "Revenue Recognition in Financial Statements" ("SAB No. 104"). Revenue is recognized as each stage is completed, based upon a percentage of the projected costs.  There are no customer acceptance provisions in our sales contracts. The majority of the Company’s revenue has been received from developers.

Receivables

Receivables are recorded when invoices are issued and are presented in the balance sheet net of allowances for doubtful accounts.  Receivables are written off when they are determined to be uncollectible.  The allowance for doubtful accounts is estimated based on the Company’s historical losses, the existing economic conditions in the construction industry and the financial ability of its customers.  The Company believes that no allowance for doubtful accounts is necessary at December 31, 2008 and 2007.

Cost of Sales

Included in cost of sales are subcontractors, payroll, payroll taxes, workman compensation insurance and materials.

General and Administrative Expenses

Included in general and administrative expenses are payroll, automobile expenses, insurance, telephone, professional fees, office expenses and other minor miscellaneous expenses.

Depreciation

Property and equipment is carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. For income tax purposes, depreciation is recorded using accelerated methods of cost recovery over statutory recovery periods.
Depreciable
Asset	Lives

Vehicles	5 years

Office equipment	5 years

Income Taxes

Prior to January 1, 2007, the Company was an “S” Corporation, as defined by the Internal Revenue Service Code Section and, accordingly, any income or losses would flow directly to the stockholders.

The undistributed earnings of the S Corporation prior to January 1, 2007 have been reclassified to additional paid in capital.

The Company accounts for income taxes using an asset and liability approach under which deferred income taxes are recognized by applying enacted tax rates applicable to future years to the differences between the financial statement carrying amounts and the tax bases of reported assets and liabilities.

The principal items giving rise to deferred taxes are the use of accelerated depreciation methods for machinery and equipment and the carry forward of net operating losses.

Evaluation of Long-Lived Assets

The Company reviews property and equipment for impairment whenever events or changes in circumstances indicate the carrying value may not be recoverable in accordance with guidance in SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets."  If the carrying value of the long-lived asset exceeds the present value of the related estimated future cash flows, the asset would be adjusted to its fair value and an impairment loss would be charged to operations in the period identified.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable.

The Company's cash and cash equivalents are concentrated primarily in one bank in the United States.  At times, such deposits could be in excess of insured limits.  Management believes that the financial institution that holds the Company financial instrument is financially sound and, accordingly, minimal credit risk is believed to exist with respect to these financial instruments.

The Company grants credit to customers based on an evaluation of the customer’s financial condition, without requiring collateral.  Exposure to losses on receivables is principally dependent on each customer’s financial condition.  The Company controls its exposure to credit risk due to normally dealing with the same contractors and receiving payment for materials prior to completion of the services.

Earnings Per Share

Basic loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the specified period. Diluted loss per common share is computed by dividing net loss by the weighted average number of common shares and potential common shares during the specified period. For the years ended December 31, 2008 and 2007, there were no potential shares outstanding.

New Financial Accounting Standards

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”, which enhances existing guidance for measuring assets and liabilities using fair value.  This Standard provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about the use of fair value to measure assets and liabilities.    In February 2008, the FASB issued FASB Staff Position SFAS 157-1, “Application of SFAS No. 157 to SFAS No. 13 and Its Related Interpretative Accounting Pronouncements that Address Leasing Transactions” (“FSP SFAS 157-1”) and FASB Staff Position SFAS 157-2, “Effective Date of SFAS No. 157” (“FSP SFAS 157-2”). FSP SFAS 157-1 excludes SFAS No. 13 and its related interpretive accounting pronouncements that address leasing transactions from the requirements of SFAS No. 157, with the exception of fair value measurements of assets and liabilities recorded as a result of a lease transaction but measured pursuant to other pronouncements within the scope of SFAS No. 157. FSP SFAS 157-2 delays the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). FSP SFAS 157-1 and FSP SFAS 157-2 became effective for the Company upon adoption of SFAS No. 157 on January 1, 2008. The Company will provide the additional disclosures required relating to the fair value measurement of nonfinancial assets and nonfinancial liabilities when it completes its implementation of SFAS No. 157 on January 1, 2009, as required, and does not believe they will have a significant impact on its financial statements.

In February 2007, the FASB issued SFAS No. 159 (“SFAS 159”) “The Fair Value Option for Financial Assets and Financial Liabilities”, providing companies with an option to report selected financial assets and liabilities at fair value.  The Standard’s objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently.  It also requires entities to display the fair value of those assets and liabilities for which the Company has chosen to use fair value on the face of the balance sheet.  SFAS 159 is effective for fiscal years beginning after November 15, 2007.  SFAS No. 159 did not have a material impact on its financial statements.

In June 2007, the Emerging Issues Task Force of the FASB issued EITF Issue No. 07-3, "Accounting for Nonrefundable Advance Payments for Goods or Services Received for Use in Future Research and Development Activities," which is effective for calendar year companies on January 1, 2008.  The Task Force concluded that nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities should be deferred and capitalized.  Such amounts should be recognized as an expense as the related goods are delivered or the services are performed, or when the goods or services are no longer expected to be provided.  EITF Issue No. 07-3 did not impact the Company’s financial statements.

In December 2007, the FASB issued SFAS 141(R), which replaces SFAS 141 “Business Combinations”.  This Statement is intended to improve the relevance, completeness and representational faithfulness of the information provided in financial reports about the assets acquired and the liabilities assumed in a business combination.  This Statement requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the Statement.  Under SFAS 141(R), acquisition-related costs, including restructuring costs, must be recognized separately from the acquisition and will generally be expensed as incurred.  That replaces SFAS 141’s cost-allocation process, which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair values.  SFAS 141(R) shall be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual report period beginning on or after December 15, 2008.  The Company will adopt SFAS No. 141(R) on January 1, 2009, as required, and does not believe it will have a material impact on its financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”).  SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States.  This Statement is effective sixty days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.”  The Company is currently evaluating the potential impact, if any, of the adoption of SFAS No. 162 on its financial statements.

2.             PROPERTY and EQUIPMENT

	December 31,
	2008	2007

Office equipment	$2,479	$2,479
Vehicles	110,146	110,146
	112,625	112,625
Less: accumulated depreciation	46,894	24,369
	$65,731	88,256

Depreciation expense for the years ended December 31, 2008 and 2007 was $22,526 and $22,197, respectively.

3.             DEBT

Long-term debt consisted of the following:

	December 31,
	2008	2007
Automobile loan, due to Southeast Toyota,
no interest and monthly payment of $637
This note matures December 2011	$23,203	$29,549

Automobile loan, due to Southeast Toyota,
no interest and monthly payment of $637
This note matures December 2011	22,577	30,169

Automobile loan, due to SunTrust Bank,
interest of 7.11% per annum, monthly payment
of $643
This note matures July 2012	25,372	29,374
	71,152	89,092

Less: Current portion	(23,478)	(19,558)
	$47,674	$69,534

Future minimum payments:	Year Ending December 31,
	2009	$23,035
	2010	21,690
	2011	22,178
	2012	4,249
		$71,152

Interest expense for the years ended December 31, 2008 and 2007 amounted to $1,946 and $2,132, respectively.

4.             COMMON STOCK

The Articles of Incorporation of the Company as originally filed on July 7, 2006 provided for authorized capital stock of 100 shares of common stock, par value $.10 per share.  On July 10, 2006, the Company issued one share of common stock to each of the three founding stockholders.  Effective September 2008, the Company amended its articles of incorporation to increase the number of authorized common stock to 100,000,000 shares of common stock, par value $.001 per share; to authorize a new class of preferred stock, par value $.001 per share; and to change each of the three outstanding shares of common stock, par value $.10 per share, into 1,000,000 shares of common stock, par value $.001 per share.  All share and per share information have been revised to give retroactive effect to the stock split.

On October 9, 2008, the Company issued 500,000 shares of common stock valued at $20,000 (the fair value of the consideration received) to Alexander Sorokoumov, the father of Ivan Sorokoumov, Chief Financial Officer, for consulting services to be performed in the area of business growth and development.  The term for the consulting services is for a period of one year, and the expense for the year ended December 31, 2008 was $4,603.

On October 9, 2008, the Company issued 500,000 shares of common stock valued at $20,000 (the fair value of the consideration received) to each Nikolaj Uraev and Iossif Yenikeyev for consulting services to be performed in the area of business growth and development.  The term for the consulting services is for a period of one year, and the expense for the year ended December 31, 2008 was $9,025.

5.             INCOME TAXES

The Company adopted the provisions of Financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”, (“FIN 48”) on January 1, 2007.  As a result of the implementation of FIN 48, the Company recognized no adjustment in the net liability for unrecognized income tax benefits.

The reconciliation of the effective income tax rate to the federal statutory rate is as follows:

	For the Years Ended
	December 31,
	2008	2007
Benefits computed at the	$(14,706)	$(1,022)
statutory rate
State and local income taxes, net of	-	-
federal benefit
Effect of unused operating losses	14,706	1,022
	$-	$-

At December 31, 2008, the Company has a net operating loss carry forward of approximately $45,000 which expires in various years though 2020. Deferred income taxes reflect the impact of the net operating loss carry forwards. In recognition of the uncertainty regarding the ultimate amount of tax benefits to be derived from the Company’s net operating loss carry forwards, the Company has recorded a valuation allowance for the entire amount of the deferred asset.

6.             Major Customers

The Company had sales in excess of ten percent of sales to three customers in 2008 and four customers in 2007. The amount and percentages of the company sales to these customers in each year were $123,324 (28%), $82,209 (19%) and $67,995 (16%) in 2008 and $115,655 (21%), $109,408 (20%), $96,044 (17%) and $82,509 (15%) in 2007.  Management believes that the loss of such customers could have a material adverse effect on the Company result of operation, financial position and cash flow.

7.          Commitments and Contingencies

The Company conducts its operations from a leased property in Florida.  The lease requires the Company to pay certain executive costs (such as insurance and maintenance).

Future minimum lease payments for operating leases are approximately as follows:

Years Ending
December 31,	Amount
2009	$5,520
2010	5,520
$11,040

Total rent expense was approximately $5,520 and $3,819 for the years ended December 31, 2008 and December 31, 2007, respectively.

ROYAL STYLE DESIGN, INC.
FINANCIAL STATEMENTS
MARCH 31, 2009 AND 2008
(UNAUDITED)

Index of Financial Statements
Page

Balance Sheets as of March 31, 2009 and December 31, 2008 (unaudited)	F1-1

Statements of Operations for the Three Months Ended March 31, 2009 and 2008 (Unaudited)	F1-2

Statement of Stockholders' Equity (Deficiency) for the Period Ended March 31, 2009 (Unaudited)	F1-3

Statement of Cash Flows for the Three Months Ended March 31, 2009 and 2008	F1-4

Notes to Unaudited Financial Statements	F1-5

ROYAL STYLE DESIGN, INC.
BALANCE SHEET
(Unaudited)

	March 31,	December 31,
	2009	2008
ASSETS

Current Assets:
Cash	$2,502	$858
Accounts receivable	20,280	14,738
Prepaid expenses	31,397	46,192

Total Current Assets	54,179	61,788

Property and equipment-net	60,100	65,731

Other assets	425	425

Total Assets	$114,703	$127,944

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current Liabilities:
Accounts payable	$60,473	$11,770
Accrued expenses	1,195	28,834
Current portion of long-term debt	21,534	23,478

Total Current Liabilities	83,202	64,082

Long-term Liabilities:
Long-term debt - less current portion above	45,438	47,674

Total Liabilities	128,640	111,756

Stockholders' Equity (Deficiency):
Preferred Stock, $.001 par value; authorized
10,000,000 shares;
0 shares issued and outstanding
at March 31, 2009 and December 31, 2008, respectively	-	-
Common Stock, $.001 par value; authorized
100,000,000 shares;
4,500,000 shares issued and outstanding at
March 31, 2009 and December 31, 2008, respectively	4,500	4,500
Additional paid-in capital	56,625	56,625

Deficit	(75,062)	(44,937)

Total Stockholders' Equity (Deficiency)	(13,937)	16,188

Total Liabilities and
Stockholders' Equity (Deficiency)	$114,703	$127,944

See Notes to Unaudited Financial Statements

F1-1

ROYAL STYLE DESIGN, INC.
STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2009	2008

Net sales:
Revenue	$102,178	$47,212

Cost and expenses:
Cost of Sales (exclusive of depreciation	85,456	28,857
and amortization shown separately below)
General and administrative	40,745	16,522
Depreciation and amoritization expense	5,631	5,631
	131,832	51,010

Loss from operations	(29,654)	(3,799)

Interest expense	470	525
Interest income	-	(233)
	470	292

Net loss before provision for income taxes	(30,125)	(4,091)

Provision for income taxes	-	-

Net loss	$(30,125)	$(4,091)

Loss per common share - basic and diluted	$(0.01)	$(0.01)

Weighted average number of common stock shares
outstanding - basic and diluted	4,500,000	3,341,096

See Notes to Unaudited Financial Statements

F1-2

ROYAL STYLE DESIGN, INC.
STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY)
(Unaudited)

			Additional Paid-in Capital
	Number of			Retained Earnings
	Common Shares	Common Stock		(Deficit)	Total

Balance, January 1, 2008	3,000,000	$3,000	$(1,875)	$(2,920)	$(1,795)
Common stock issued for consulting
services (value of the consideration	1,500,000	1,500.00	58,500	-	60,000.00
received)
Net loss	-	-	-	(42,017)	(42,017)

Balance, December 31, 2008	4,500,000	4,500	56,625	(44,937)	16,188

Net loss	-	-	-	(30,125)	(30,125)

Balance, March 31, 2009	4,500,000	$4,500	$56,625	$(75,062)	$(13,937)

See Notes to Unaudited Financial Statements

F1-3

ROYAL STYLE DESIGN, INC.
STATEMENT OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2009	2008

Cash flows from operating activities:
Net loss	$(30,125)	$(4,091)
Adjustments to reconcile net cash
provided by operating activities:
Depreciation and amortization	5,632	5,631
Non - cash compensation	14,795	-
Changes in operating assets and
liabilities:
(Increase) decrease in accounts receivable	(5,542)	9,149
Increase (decrease) in accounts payable and accrued expenses	21,063	(9,750)

Net cash provided by operating
activities	5,823	940

Cash flows from investing activities:
Purchase of property and equipment	-	-

Cash flows from financing activities:
Repayment of debt	(4,179)	(3,805)

Net (decrease) increase in cash	1,644	(2,866)
Cash-beginning of period	858	12,070

Cash-end of period	$2,502	$9,204

Supplementary information:
Cash paid during the year for:
Interest	$470	$525
Income taxes	$-	$-

See Notes to Unaudited Financial Statements
F1-4

ROYAL STYLE DESIGN INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS
MARCH 31, 2009

1.	DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

The balance sheet as of March 31, 2009 and the statements of operations, stockholders’ deficiency and cash flows for the periods presented herein have been prepared by Royal Style Design, Inc. (the “Company” or “Royal Style Design”) and are unaudited.  In the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly the financial position, results of operations, changes in stockholders’ equity and cash flows for all periods presented has been made.  The information for the balance sheet as of December 31, 2008 was derived from audited financial statements.

Organization

Royal Style Design, Inc. was incorporated in the State of Florida in July, 2006.  Royal Style Design specializes in customized solutions and installations in stone and tile in customized design homes in Central Florida.

Significant Accounting Policies

Principles of Preparation of Financial Statements

The financial statements of the Company are prepared using the accrual method of accounting.

Use of Estimates

The preparation of the financial statements in conformity with accepted accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Examples include estimates of costs to complete performance contracts, income tax exposures and valuation allowances.  Actual results could differ from those estimates.

Revenue Recognition

The Company recognizes revenue in accordance with the guidance contained in SEC Staff Bulletin No. 104, "Revenue Recognition in Financial Statements" ("SAB No. 104"). Revenue is recognized as each stage is completed, based upon a percentage of the projected Costs.  There are no customer acceptance provisions in our sales contracts. The majority of the company revenue has been received from developers.

Receivables

Receivables are recorded when invoices are issued and are presented in the balance sheet net of allowances for doubtful accounts.  Receivables are written off when they are determined to be uncollectible.  The allowance for doubtful accounts is estimated based on the Company’s historical losses, the existing economic conditions in the construction industry and the financial ability of its customers.  The Company believes that no allowance for doubtful accounts is necessary at March 31, 2009 and December 31, 2008.

Cost of Sales

Included in cost of sales are subcontractors, workmen’s compensation insurance and materials.

F1-5

General and Administrative Expenses

Included in general and administrative expenses are payroll & payroll taxes, automobile expenses, insurance, telephone, professional fees, office expenses and other minor miscellaneous expenses.

Depreciation

Property and equipment is carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. For income tax purposes, depreciation is recorded using accelerated methods of cost recovery over statutory recovery periods.

Depreciable
Asset	Lives

Vehicles	5 years
Office equipment	5 years
Income Taxes

The Company accounts for income taxes using an asset and liability approach under which deferred income taxes are recognized by applying enacted tax rates applicable to future years to the differences between the financial statement carrying amounts and the tax bases of reported assets and liabilities.

The prinicipal items giving rise to deferred taxes are the use of accelerated depreciation methods for machinery and equipment and the carry forward of net operating losses.

Evaluation of Long-Lived Assets

The Company reviews property and equipment for impairment whenever events or changes in circumstances indicate the carrying value may not be recoverable in accordance with guidance in SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets."  If the carrying value of the long-lived asset exceeds the present value of the related estimated future cash flows, the asset would be adjusted to its fair value and an impairment loss would be charged to operations in the period identified.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable.

The Company's cash and cash equivalents are concentrated primarily in one bank in the United States.  At times, such deposits could be in excess of insured limits.  Management believes that the financial institution that holds the Company financial instrument is financially sound and, accordingly, minimal credit risk is believed to exist with respect to these financial instruments.

The Company grants credit to customers based on an evaluation of the customer’s financial condition, without requiring collateral.  Exposure to losses on receivables is principally dependent on each customer’s financial condition.  The Company controls its exposure to credit risk due to normally dealing with the same contractors and receiving payment for materials prior to completion of the services.

Earnings Per Share

Basic loss per share is computed by dividing loss by the weighted average number of common shares outstanding during the specified period. Diluted loss per common share is computed by dividing net loss by the weighted average number of common shares and potential common shares during the specified period. For the three months ended March 31, 2009 and 2008, there were no potential shares outstanding.

F1-6

New Financial Accounting Standards

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”, which enhances existing guidance for measuring assets and liabilities using fair value.  This Standard provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about the use of fair value to measure assets and liabilities.     In February 2008, the FASB issued FASB Staff Position SFAS 157-1, “Application of SFAS No. 157 to SFAS No. 13 and Its Related Interpretative Accounting Pronouncements that Address Leasing Transactions” (“FSP SFAS 157-1”) and FASB Staff Position SFAS 157-2, “Effective Date of SFAS No. 157” (“FSP SFAS 157-2”). FSP SFAS 157-1 excludes SFAS No. 13 and its related interpretive accounting pronouncements that address leasing transactions from the requirements of SFAS No. 157, with the exception of fair value measurements of assets and liabilities recorded as a result of a lease transaction but measured pursuant to other pronouncements within the scope of SFAS No. 157. FSP SFAS 157-2 delays the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). FSP SFAS 157-1 and FSP SFAS 157-2 became effective for the Company upon adoption of SFAS No. 157 on January 1, 2008. See Note 5 for disclosures related to the Company’s financial assets accounted for at fair value on a recurring or nonrecurring basis.  The Company completed its implementation of SFAS No. 157 effective January 1, 2009 and it did not have a material impact on its financial statements.

In December 2007, the FASB issued SFAS 141(R), which replaces SFAS 141 “Business Combinations”.  This statement is intended to improve the relevance, completeness and representational faithfulness of the information provided in financial reports about the assets acquired and the liabilities assumed in a business combination.  This Statement requires an acquiror to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the Statement.  Under SFAS 141(R), acquisition-related costs, including restructuring costs, must be recognized separately from the acquisition and will generally be expensed as incurred.  That replaces SFAS 141’s cost-allocation process, which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair values.  SFAS 141(R) shall be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual report period beginning on or after December 15, 2008.  The Company completed its implementation of SFAS No. 141(R) effective January 1, 2009 and it did not have a material impact on its financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”).  SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States.  The Company completed its implementation of SFAS No. 162 effective January 1, 2009 and it did not have a material impact on its financial statements.

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2.	PROPERTY and EQUIPMENT

	March 31,	December 31,
	2009	2008

Office equipment	$2,479	$2,479
Vehicles	110,146	110,146
	112,625	112,625
Less: accumulated depreciation	52,526	46,894
	$60,099	$65,731

Depreciation expense for the three months ended March 31, 2009 and 2008 was $5,631 and $5,631, respectively.

3.	DEBT

Long-term debt consisted of the following:

	March 31,	December 31,
	2009	2008
Automobile loan, due to Southeast Toyota,
no interest and monthly payment of $637
This note matures December 2011	$21,341	$23,203

Automobile loan, due to Southeast Toyota,
no interest and monthly payment of $637
This note matures December 2011	21,342	22,577

Automobile loan, due to SunTrust Bank,
interest of 7.11% per annum, monthly payment
of $541
This note matures July 2012	24,289	25,372
	66,972	71,152

Less: Current portion	(21,534)	(23,478)
	$45,438	$47,674

Future minimum payments:	Year Ending December 31,
	2009	$ 16,151
	2010	21,534
	2011	21,534
	2012	7,753
		$ 66,972

Interest expense for the three months ended March 31, 2009 and 2008 amounted to $470 and $525, respectively.

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4.	COMMON STOCK

The Articles of Incorporation of the Company as originally filed on July 7, 2006 provided for authorized capital stock of 100 shares of common stock, par value $.10 per share.  On July 10, 2006, the Company issued one share of common stock to each of the three founding stockholders.  Effective September 2008, the Company amended its articles of incorporation to increase the number of authorized common stock to 100,000,000 shares of common stock, par value $.001 per share; to authorize a new class of preferred stock, par value $.001 per share; and to change each of the three outstanding shares of common stock, par value $.10 per share, into 1,000,000 shares of common stock, par value $.001 per share.  All share and per share information have been revised to give retroactive effect to the stock split.

On October 9, 2008, the Company issued 500,000 shares of common stock valued at $20,000 (the fair value of the consideration received) to Alexander Sorokoumov, the father of Ivan Sorokoumov, Chief Financial Officer, for consulting services to be performed in the area of business growth and development.  The term for the consulting services is for a period of one year, and the expense for the year ended December 31, 2008 was $4,603.

On October 9, 2008, the Company issued 500,000 shares of common stock valued at $20,000 (the fair value of the consideration received) to each Nikolaj Uraev and Iossif Yenikeyev for consulting services to be performed in the area of business growth and development.  The term for the consulting services is for a period of one year, and the expense for the year ended December 31, 2008 was $9,025.

On April 29, 2009, the Company closed a private placement offering of 2,000,000 shares of its common stock, and received gross proceeds of $100,000, which after expenses of approximately $2,700, will be used to fund operations.

5.	INCOME TAXES

The Company adopted the provisions of Financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”, (“FIN 48”) on January 1, 2007.  As a result of the implementation of FIN 48, the Company recognized no adjustment in the net liability for unrecognized income tax benefits.

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2,000,000 Shares of Common Stock

ROYAL STYLE DESIGN, INC.

PROSPECTUS

                                   , 2009

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The registrant estimates that expenses payable by the registrant is connection with the offering described in this registration statement will be as follows:

SEC registration fee	$5.58
Blue Sky fees and expenses	$8,000
Legal fees and expenses	$7,500
Accounting fees and expenses	$5,000
Printing and engraving expenses	$1,500
Miscellaneous

Total	$22,005.58

Item 14.    Indemnification of Directors and Officers

As provided by Chapter 607(Corporations), Section  850, of the Florida Statutes, we have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Company or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

The Company has the power to indemnify any person, who was or is a party to any proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent that a director, officer, employee, or agent of a Company has been successful on the merits or otherwise in defense of any proceeding referred to in the two preceding paragraphs, or in defense of any claim, issue, or matter therein, the Florida corporations law provides that he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

The Company has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against the person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the Company would have the power to indemnify the person against such liability under the provisions discussed above.

Our Articles of Incorporation provide in Article VIII that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except (a) for any breach of the director's duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 607.0834 of the Florida Business Corporation Act (“FBCA”), or (d) for any transaction from which the director derived an improper personal benefit. If the FCBA is hereafter amended to permit a corporation to further eliminate or limit the liability of a director of a corporation, then the liability of a director of the Company, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall, without further action of the directors or stockholders, be further eliminated or limited to the fullest extent permitted by the FBCA as so amended.

Our Articles of Incorporation further provide in Article IX that our directors, officers, employees or agents shall be indemnified and held harmless by the Company against all judgments, penalties and fines incurred or paid, and against all expenses (including attorneys' fees) and settlement amounts incurred or paid, in connection with any specified proceedings, except in relation to matters as to which the person did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The right to indemnification conferred in this Article Seventh shall include the right with certain conditions to require the Company to pay the expenses (including attorneys' fees) incurred in defending any such proceeding in advance of its final disposition.

Item 15.    Recent Sales of Unregistered Securities

        The issuances of our securities listed below were made in reliance on exemption from registration provided by under Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder, as we reasonably believed that the investors were sophisticated, that no general solicitations were involved, and the transactions did not otherwise involve a public offering.

 The following table sets forth the sales of unregistered securities by the Company since its inception.

			Principal	Total Offering Price/
Date	Title and Amount (1)	Purchaser	Underwriter	Underwriting Discounts

July 10, 2006	3,000,000 shares of common stock	Three original founding shareholders of the Company	NA	$.30/NA
October 9, 2008	1,500,000 shares of common stock	Three founding shareholders of the Company (2)	NA	$1,500/NA
April 29, 2009	2,000,000 shares of common stock	Private Investors	NA	$100,000/NA

(1)
The Articles of Incorporation of the Company as originally filed on July 7, 2006 provided for authorized capital stock of 100 shares of common stock, par value $.10 per shares.  On July 10, 2006, the Company issued one share of common stock to each of the three founding stockholders.  Effective October 9, 2008, the Company amended its articles of incorporation to increase the number of authorized common stock to 100,000,000 shares of common stock, par value $.001 per share; to authorize a new class of preferred stock, par value $.001 per share; and to change each of the three outstanding shares of common stock, par value $.10 per share, into 1,000,000 shares of common stock, par value $.001 per share.

Item 16.    Exhibits

Exhibit No.	Description
3.1
Articles of Incorporation, filed July 7, 2006. (Incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 10, filed on December 10, 2008 with the Securities and Exchange Commission.)

3.1a
Amendment to Articles of Incorporation, filed October 9, 2008. (Incorporated by reference to Exhibit 3.1a to the Company’s Registration Statement on Form 10, filed on December 10, 2008 with the Securities and Exchange Commission.)

3.2	By-Laws. (Incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form 10, filed on December 10, 2008 with the Securities and Exchange Commission.)
5.1	Opinion of Michael Paige PLLC. (Incorporated by reference to Exhibit 5.1 to the Company’s Registration Statement on Form S-1, filed on April 30, 2009 with the Securities and Exchange Commission.)
5.2	Opinion of Guy K. Stewart, Esq., filed herewith.
10.1	Form of Customer Estimate. (Incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form 10, filed on December 10, 2008 with the Securities and Exchange Commission.)
10.2
Lease Agreement dated September 1, 2008, between the Company and Marlon Industrial Park. (Incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form 10, filed on December 10, 2008 with the Securities and Exchange Commission.)

23	Consent of Independent Registered Public Accounting Firm, filed herewith.

Item 17.    Undertakings

The undersigned Registrant hereunder undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)   To include any prospectus required by Section 10(a)(3) of the Securities Act,

(b)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(c)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) If  (a) Any provision or arrangement exists whereby the registrant may indemnify a director, officer or controlling person of the registrant against liabilities arising under the Securities Act, or

(b) The underwriting agreement contains a provision whereby the registrant indemnifies the underwriter or controlling persons of the underwriter against such liabilities and a director, officer or controlling person of the registrant is such an underwriter or controlling person thereof or a member of any firm which is such an underwriter, and

(c) The benefits of such indemnification are not waived by such persons:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Remainder of page intentionally left blank.
Signatures on following page.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized on June 2 , 2009.

ROYAL STYLE DESIGN, INC.

By:	/s/ Nikolay Lobachev
Nikolay Lobachev President and Chief Executive Officer
By:	/s/ Ivan Sorokoumov
Ivan Sorokoumov Chief Financial and Accounting Officer

        Pursuant to the requirements of the Securities Act of 1933, this Form S-1 has been signed by the following persons in the capacities indicated on June 2 , 2009.

Name	Title

/s/ Nikolay Lobachev
Nikolay Lobachev	President, Chief Executive Officer and Director

/s/ Ivan Sorokoumov
Ivan Sorokoumov	Chief Financial and Accounting Officer and Director

/s/ Dmitry Terikov
Dmitry Terikov	Chief Operating Officer, Secretary and Director

EXHIBIT INDEX
Exhibit No.	Description
5. 2	Opinion of Guy K. Stewart, Esq.
23	Consent of Independent Registered Public Accounting Firm.